Exhibit 8.3

Bech•Bruun
TORM A/S Lars Bo Aarup Tuborg Havnevej 18 2900 Hellerup	Copenhagen 6 December 2021 Thomas Frøbert Partner T +45 72 27 34 33 thf@bechbruun.com Our ref. 021321-0098 thf/jjl Doc.No. 28461318.1

Dear Sir or Madam
TORM plc: Registration statement on Form F-3: Exhibit 8.3

1.	INTRODUCTION
We have acted as Danish outside counsel as to matters of Danish tax law (“Danish Tax Law”) for TORM plc, a company registered in England and Wales with registered number 09818726 (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”) for the registration of the offer and sale from time to time of:
1.	Class A common shares with a par value of $0.01 per share (“Common Shares”) to be issued by the Company;
2.	up to 53,812,989 Common Shares by OCM Njord Holdings S.a
3.	debt securities in one or more series, under one or more indentures in the forms filed as Exhibits 4.6 and 4.7 to the Registration Statement (“Debt Securities”);
4.	warrants to purchase any of the Company’s debt or equity securities, in the form filed as Exhibit 4.2 to the Registration Statement (“Warrants”);
5.
purchase contracts entitling the holder thereof to purchase or sell, and obliging the Company to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, in the form filed as Exhibit 4.4 to the Registration Statement (“Purchase Contracts”);

6.	rights to purchase the Company’s equity securities, in the form filed as Exhibit 4.5 to the Registration Statement (“Rights”);
7.
units consisting of one or more of the Company’s Rights, Purchase Contracts, Warrants, Debt Securities, preferred shares, Common Shares or any combination of such securities pursuant to a unit agreement in the form filed as Exhibit 4.8 to the Registration Statement (“Units”); and

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8.	securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above;
(together, the “Securities”).
The Securities will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).

2.	DOCUMENTS
For the Purpose of this Opinion Letter, we have examined the following:
1.	the Registration Statement; and
2.	the Prospectus
The Registration Statement, including the Prospectus, is enclosed as Appendix A.

3.	ASSUMPTIONS
For the purposes of this opinion letter (the “Opinion Letter”), we have assumed:
1.	the genuineness of all signatures;
2.	the completeness and conformity to originals of all documents purporting to be copies of originals and the authenticity of all documents submitted to us as originals;
3.
the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus and any other documents or information reviewed by, supplied to or disclosed to us; and

4.	that there are no provisions of the laws of any jurisdiction outside Denmark which would have any adverse implication on the opinions we express.

4.	OPINION
This Opinion Letter is limited to Danish Tax Law and is as of the date hereof. We expressly disclaim any responsibility to advise on any development or circumstance of any kind, including any change of law or fact that may occur after the date of this Opinion Letter that might affect the opinion expressed herein.
Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications and limitations and based upon the assumptions in each case set forth herein, we hereby confirm that we have reviewed the discussions of the material Danish tax consequences under the captions

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1.	“Danish Tax Considerations”;
2.	“Sale of Class A common shares by TORM plc”;
3.	“Dividends distributed to the holders of Class A common shares of TORM A/S to TORM plc”;
4.	“Share transfer tax and stamp duties”; and
5.	“Danish Tax Risks” including
“The Danish Tax Authorities may challenge whether TORM plc is entitled to Danish withholding tax exemption on dividends from TORM A/S.”
set forth in the Prospectus.
We are of the opinion that the statements in the captions set forth above in each case, insofar as such statements constitute summaries of Danish law, fairly summarise the matters set forth therein in all material respects. We stress that we do not express any opinion on the representations and statements of fact made by the Company and included under the above captions.

5.	QUALIFICATIONS
This Opinion Letter is subject to the following qualifications:
1.
This Opinion Letter is based on the Danish Tax Law in force as of the date of the Opinion Letter and as enacted by Danish legislative authorities and no opinion is expressed as to the laws of any other jurisdiction.

2.
This Opinion Letter expresses and describes Danish legal concepts in English and not in their original Danish terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of Denmark.

3.	This Opinion Letter is strictly limited to matters stated herein and is not to be read as extending by implication to any other matters.

6.	RELIANCE
We are providing this opinion on the strict understanding and condition that:
1.
we are acting exclusively for the Company and we are not acting as legal advisers to any other person and no solicitor-client relationship shall be established between any person other than the Company on the one hand, and us, on the other;

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2.
our sole and exclusive duty in providing this opinion is a duty to take reasonable care in ensuring that the opinions (based upon the assumptions and subject to the qualifications in each case set forth herein) in this opinion reflect the current Danish Tax Law position; and

3.
We are only providing this opinion on the strict understanding and condition that we will only be liable for any loss or damage to the extent that such loss or damage results directly and exclusively from our negligence but not otherwise.

We encourage investors to consult their own tax advisors or counsel.
This Opinion Letter may only be relied upon under the express condition that this Opinion Letter and any issues of interpretation arising hereunder are governed by Danish law and any disputes arising in connection with this Opinion Letter will be brought before a Danish court. The courts of Denmark shall have exclusive jurisdiction with respect to any matters of liability arising hereunder.
We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Prospectus.
The liability of Bech-Bruun, its partners and staff in relation to this Opinion Letter is in any event limited to an aggregate amount of DKK 100 million irrespective of the number of losses incurred and the amount incurred in losses by one or more claimants.
Bech-Bruun, its partners and staff are not liable for any consequential loss or other indirect loss, including operating loss and profits.
Yours sincerely
/s/ Thomas Frobert
Thomas Frobert